Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record
2015 Fourth Quarter and Full-Year Results

FAIRPORT HARBOR, Ohio – February 29, 2016 – OurPet's Company (OTCQX:OPCO www.ourpets.com), a leading proprietary pet supply company, today reported record net revenue and record net income for the three months and twelve months ended December 31, 2015.

Net income increased 10% to a record $450,592 for the 2015 fourth quarter from $409,341 for the same period in 2014. For the 2015 full-year, net income increased approximately 74% to a record $1,336,912 from $769,275 the prior year. Net income was $0.02 for both fourth quarter periods and increased to a full-year record $0.07 in 2015 from $0.04 in 2014. The 2015 fourth quarter and full-year results benefited from specific management initiatives that resulted in lower fixed costs, lower product costs and lower selling, general and administrative expenses.

Net revenue increased 1% to a record $6,648,394 for the 2015 fourth quarter compared to the same period a year ago. For the 2015 full-year, net revenue increased approximately 5% to a record $23,819,189 from $22,770,562 in 2014. These results were achieved despite a challenging retail environment and the negative impact of a stronger dollar on international sales throughout 2015.

Dr. Steven Tsengas commented, “Our record results for the 2015 fourth quarter and full-year reflect successful execution of our business strategy. We remain focused on growth initiatives in all three of our key product categories; feeding and storage, toys and accessories, and waste management and odor control. And we continue to grow our business in the Pet Specialty, Food, Drug and Mass Retail, and E-commerce sales channels. The 2015 fourth quarter sales benefited from a 27% increase in E-commerce sales and a 26% increase in waste and odor management sales compared to the same period a year ago. For the full year, sales in the Pet Specialty and E-commerce channels increased 12% and 6%, respectively, compared to 2014.”

Dr. Tsengas added, “During the past year we completed implementation of our dual brand strategy, whereby we created the OurPet’s brand for the Pet Specialty channel and the Pet Zone brand for the Food, Drug and Mass channel. There are additional growth opportunities, particularly with the Pet Zone brand where sales were relatively flat compared to the prior year and we have accordingly increased our initiatives in that sales channel. We are also adding exciting new products to our pipeline that involve game-changing technology that is new to the industry. These products include our Intelligent Pet Care product line, Fly-by-Spin toys, Kitty Potty and Switchgrass/BioChar Natural Litter and new bowl/feeder designs. All of these products and others will be launched at next month’s Global Pet Expo in Orlando, Florida.”

Dr. Tsengas concluded, “The Company’s improved performance in 2015, especially during the second half of the year, combined with our planned product launches and expanded sales force position us well for 2016. We hope to continue this positive momentum going forward.”

2015 Fourth Quarter Results

Net revenue increased 1% to $6,648,394 for the 2015 fourth quarter from $6,594,870 the same period in 2014, led by sales growth of 26% and 8%, respectively, in waste management and odor control and feeding and storage products, and a 27% increase in E-commerce sales compared to the 2014 fourth quarter. International sales for the 2015 fourth quarter increased 1% and were affected by the stronger U.S. dollar compared to other global currencies.

Product cost reductions and purchase discounts benefited 2015 fourth quarter gross profit which increased more than 1% to $2,124,922 compared to the 2014 fourth quarter. Gross profit margin increased to 32.0% for the 2015 fourth quarter from 31.8% for the same period a year ago.

Selling, general & administrative expenses decreased 6% to $1,393,106 for the 2015 fourth quarter versus the prior year due to lower marketing, consulting and stock option expenses.

Income from operations increased 19% to $731,816 for the 2015 fourth quarter compared to $615,562 for the same period in 2014. This was principally due to a $27,000 increase in gross profit combined with an $89,000 decrease in selling, general and administrative expenses.

Income tax expense for the 2015 fourth quarter was $253,751 versus $166,284 for the same period in 2014. The Company’s effective tax rate was 36.0% for the fourth quarter 2015 compared to 32.7% a year ago. These increases resulted from higher pre-tax income and adjustments to previous estimates of tax liabilities.

Net income increased 10% to $450,592 for the 2015 fourth quarter from $409,341 for the same period last year. Net income per diluted share was $0.02 for both periods.

EBITDA increased to $914,536 for the 2015 fourth quarter from $766,337 a year ago primarily due to higher tax expense and net income. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

2015 Full-Year Results

Net revenue increased 5% to $23,819,189 for the twelve months ended December 31, 2015, from $22,770,562 the prior year. Product sales in the waste management and odor control, feeding and storage and toys and accessories categories increased 14%, 11% and 4%, respectively, compared to 2014. Solid gains were realized in the Pet Specialty and E-commerce sales channels, which increased 12% and 6%, respectively, versus 2014.

Gross profit increased 11% to $7,549,513 for 2015 for the 2015 full-year from $6,810,959 the prior year due to higher sales. Gross profit margin for 2015 increased to 31.7% from 29.9% for 2014 principally due to cost reductions in components, freight and negotiated payment discounts.

Selling, general and administrative expenses decreased 4% to $5,389,897 for the 2015 full-year from $5,608,934 in 2014. This year-over-year decrease was attributable to better control of staffing and outsourcing needs.

Income from operations increased 80% to $2,159,616 for the 2015 full-year from $1,202,025 for 2014. This increase was due to the solid increase in gross profit combined with the decrease in selling, general and administrative expense versus the prior year.

Income tax expense was $750,592 for 2015 compared to $373,007 the prior year as a result of higher income before taxes. The effective tax rate increased to 36.0% for 2015 from 32.7% the prior year.

Net income increased 74% to $1,336,912 for the 2015 full-year from $769,275 in 2014. Net income per share increased by a similar percentage to $0.07 for the twelve months ended December 31, 2015, from $0.04 per share a year ago.

EBITDA increased 51% to $2,899,227 for the 2015 full-year compared to $1,919,993 the prior year due to higher net income and higher income tax expense. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

About OurPet's Company

OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's websites include www.ourpets.com and www.petzonebrand.com. Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	Dream Team
Dr. Steven Tsengas, CEO	Michael McCarthy
(440) 354-6500 (Ext. 111)	(512) 758-8877

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2015 2014		2015 2014

Net revenue	$23,819,189	$22,770,562	$6,648,394	$6,594,870
Cost of goods sold	16,269,676	15,959,603	4,523,472	4,497,009
Gross profit on sales	7,549,513	6,810,959	2,124,922	2,097,861

Selling, general and administrative expenses	5,389,897	5,608,934	1,393,106	1,482,299

Income from operations	2,159,616	1,202,025	731,816	615,562

Other (income) and expense, net	(43,623)	(67,028)	(3,041)	10,685
Interest expense	115,735	126,771	30,514	29,252
Income before taxes	2,087,504	1,142,282	704,343	575,625

Income tax expense	750,592	373,007	253,751	166,284
Net Income	$1,336,912	$769,275	$450,592	$409,341

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.07	$0.04	$0.02	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,569,744	17,046,577	17,604,342	17,527,282

Weighted average number of common and
equivalent shares outstanding used to calculate
diluted earnings per share	19,262,742	18,159,204	19,377,512	19,856,402

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Cash and equivalents	$100,000	$192,448
Receivables, net	4,294,810	3,116,448
Inventories, net	7,914,613	6,894,115
Prepaid expenses	582,676	478,593
Total current assets	12,892,099	10,681,604

LONG TERM ASSETS
Property and equipment, net	1,873,260	1,769,548
Amortizable Intangible Assets, net	357,341	384,063
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,777,115	2,700,125

Total assets	$15,669,214	$13,381,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$276,890	$601,632
Accounts payable	1,582,849	1,489,982
Other Accrued expenses	571,858	565,491
Total current liabilities	2,431,597	2,657,105

LONG TERM LIABILITIES
Long-term debt - less current portion above	876,248	119,780
Revolving line of credit	3,267,170	2,862,032
Deferred income taxes	333,834	281,651
Total long term liabilities	4,477,252	3,263,463

Total liabilities	6,908,849	5,920,568

Stockholders' Equity	8,760,365	7,461,161

Total liabilities and stockholders' equity	$15,669,214	$13,381,729

EBITDA	Q4'15	Q4'14	2015 Full Year	2014 Full Year

Net Income	$450,592	$409,341	$1,336,912	$769,275
Interest	30,514	29,252	115,735	126,771
Tax Expense	253,751	166,284	750,592	373,007
Depreciation	162,666	140,598	619,647	571,587
Amortization	17,013	20,862	76,341	79,353
Total EBITDA	$914,536	$766,337	$2,899,227	$1,919,993

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.